Exhibit 21.1     List of Subsidiaries

Name of Subsidiary                 Jurisdiction of Incorporation or Organization

Calpian Commerce, Inc.                Texas, USA
Calpian Residual Acquisition, L.L.C.        Nevada, USA
Digital Payment Processing Limited        Mumbai, India
My Mobile Payments Limited            Mumbai, India